Exhibit 99.1

DURECT Names Dr. Paula Mendenhall Senior Vice President of Operations

Cupertino, CA

January 25, 2005

DURECT Corporation (Nasdaq: DRRX) announced today that Dr. Paula Mendenhall has joined DURECT as Senior Vice President of Operations. Dr. Mendenhall has over 30 years of pharmaceutical experience covering areas such as research, manufacturing and pharmaceutical operations.

“Dr. Mendenhall is a key addition to our management team as DURECT moves towards commercial manufacturing. In the past, Paula and I have worked together in other organizations on a variety of programs, and it is a great pleasure for me to have the opportunity to work again with Paula. Paula has already provided valuable guidance as a consultant for DURECT in the second half of 2004. Going forward, Paula will lead our facility, quality, compliance and manufacturing efforts at DURECT as we look forward to producing our first registration batches and preparing for pre-approval inspections for a number of our development programs,” stated James E. Brown, DVM, President and Chief Executive Officer of DURECT. “Her insight, leadership and experience in pharmaceutical operations were instrumental to her successful career at several pharmaceutical companies and will be extremely valuable to DURECT.”

Prior to joining DURECT, during 1979 to 1997, Dr. Mendenhall served in a variety of roles for Hoffmann-La Roche Inc./Syntex, including in the areas of manufacturing, quality assurance, finance, planning and facilities, as well as provided technical assistance and support to Syntex Global Operations for marketed products and new product launches. Most recently prior to her joining DURECT, Dr. Mendenhall was an independent consultant for various pharmaceutical companies for in-house and outsourcing of pharmaceutical manufacturing, including development of manufacturing strategies and plans and development and training of personnel.

Dr. Mendenhall received a Pharm D. degree from the University of California San Francisco, and is a member of the American Association of Pharmaceutical Scientists, the American Pharmaceutical Association and the Society of Cosmetic Chemists.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceuticals systems company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic debilitating diseases and enable biotechnology products. These platform technologies include the SABER(TM) Delivery System (a patented and versatile depot injectable useful for protein and small molecule delivery), the ORADUR(TM) sustained release oral gel-cap technology (an oral sustained release technology with several potential abuse deterrent properties), the DURIN(TM) Biodegradable Implant (drug-loaded implant system) and the MICRODUR(TM) Biodegradable Microparticulates (microspheres injectable system). DURECT also partners with pharmaceutical companies to develop and commercialize proprietary and enhanced pharmaceutical products based on its technologies. DURECT has five disclosed on-going development programs of which three are in collaboration with pharmaceutical partners. Additional information about DURECT is available at www.durect.com.

NOTE: SABER(TM), ORADUR(TM), DURIN(TM) and MICRODUR(TM) are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

The statements in this press release regarding DURECT’s products in development and product development plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to complete the design, development, and manufacturing process development of its products, manufacture and commercialize its products, obtain product and manufacturing approvals from regulatory agencies, manage its growth and expenses, manage relationships with third parties, finance its activities and operations, as well as marketplace acceptance of these products. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10Q for the quarter ended September 30, 2004 filed with the SEC on November 5, 2004 under the heading “Factors that may affect future results.”

CONTACT:

DURECT Corporation:

Schond L. Greenway, Executive Director, IR and Strategic Planning,

+1-408-777-1417.